Exhibit 10.12

OUTSIDE DIRECTOR FEE SCHEDULE

Annual Board Retainer	-	$80,000*
Non-Executive Chairperson of Board of Directors Fee	-	$85,000
Specially called meeting fee	-	$ 1,000**
Audit and Risk Management Committee
Chair Annual Retainer	-	$ 20,000
Member Annual Retainer	-	$ 10,000
Compensation and Human Capital Committee
Chair Annual Retainer	-	$ 15,000
Member Annual Retainer	-	$ 7,500***
Nominating, Governance and Corporate Responsibility Committee
Chair Annual Retainer	-	$ 15,000
Member Annual Retainer	-	$ 7,500

*$85,000 commencing for the 2023-2024 directors' year

**fee eliminated commencing for the 2023-2024 directors' year

***$10,000 commencing for the 2023-2024 directors' year

In addition to the fees set forth above, each independent director is granted restricted stock under the 2020 Outside Directors' Stock Award Plan (the "2020 Directors' Plan"). The 2020 Directors' Plan provides each independent director with a grant annually of a number of shares of restricted stock as determined by the Board in its discretion. For the 2022-2023 directors' year, the Board determined that the value of such restricted stock award would be $110,000 to each Outside Director, with the number of shares of restricted stock to be issued being determined based upon dividing such value by the fair market value of a share of Common Stock on the date of grant. The Board has determined that following her/his election at the 2023 Annual Meeting, the changes marked with asterisks above shall be effective, and all other provisions of the 2022-2023 Outside Directors' Fee Schedule remain in effect for the 2023-2024 director year, including that the value of such restricted stock award for the applicable directors' year will be $110,000 to each Outside Director, with the number of shares of restricted stock to be issued being determined based upon dividing such value by the fair market value of a share of Common Stock on the date of grant.

Under the Company's Deferred Compensation Plan for Directors, an Outside Director may elect to have all or part of director fees credited to a deferred compensation account in the form of units equivalent to shares of the Company's common stock.

Also, independent directors are provided health insurance coverage on the same terms and conditions as home office employees of the Company. Directors who elect not to participate in the Company's health insurance plan are paid the estimated cash equivalent for such coverage.